UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2023

Janus International Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40456	86-1476200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

135 Janus International Blvd., Temple, GA 30179

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (866) 562-2580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	JBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2023, the board of directors (the “Board”) of Janus International Group, Inc., a Delaware corporation (the “Company”), adopted the Janus International Group, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), effective as of September 1, 2023 (the “Effective Date”). The Severance Plan provides for severance pay and benefits to eligible executives of the Company and its subsidiaries and affiliates in the event of a termination of employment under certain qualifying circumstances on or after the Effective Date, including, but not limited to, the Company’s named executive officers, Ramey Jackson, the Company’s Chief Executive Officer, Morgan Hodges, the Company’s Executive Vice President, and Norman V. Nettie, the Company’s Vice President of Manufacturing.

The Severance Plan will be administered by the Compensation Committee of the Board (the “Committee”). Eligible executives will be designated by the Committee, and will be required to enter into a participation agreement with the Company in order to participate in the Severance Plan.

Upon a termination of a participant’s employment by the Company without Cause or due to the participant’s resignation for Good Reason (each as defined in the Severance Plan) (each, an “Eligible Termination”) that occurs outside of the two-year period following a Change in Control (as defined in the Company’s 2021 Omnibus Incentive Plan, as amended from time to time (the “Incentive Plan”)) (such period, the “Change in Control Protection Period”), the participant will be eligible to receive, subject to the participant’s execution and non-revocation of a release of claims and continued compliance with restrictive covenants, the following:

•

a cash severance payment equal to the product of (i) 1.0 (or 2.0 for the Chief Executive Officer of the Company (the “CEO”)), multiplied by (ii) the sum of the participant’s (x) base salary plus (y) Annual Bonus (as defined in the Severance Plan), payable in substantially equal installments over the 12-month period following the date of termination (or the 24-month period for the CEO);

•

provided that the participant is eligible for Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continuation coverage and timely elects such coverage, for a period of 12 months following the date of termination (or 18 months for the CEO), the participant will continue to be covered by the same or substantially equivalent coverage applicable to the participant immediately prior to the date of termination and the Company will, at its option, pay or reimburse the participant for the full amount the participant is required to pay for the participant and his or her dependents to effect and continue such coverage; and

•

the Company will provide, at its expense, outplacement services through a firm selected by the Company until the two-year anniversary of the date of termination (provided that the cost of such services will not exceed 10% of the participant’s base salary) (the “Outplacement Services”).

Upon a participant’s Eligible Termination that occurs during the Change in Control Protection Period, the participant will be eligible to receive, subject to the participant’s execution and non-revocation of a release of claims and continued compliance with restrictive covenants, the following:

•

a cash severance payment equal to the product of (i) 2.0 (or 3.0 for the CEO), multiplied by (ii) the sum of the participant’s (x) base salary plus (y) Annual Bonus, payable in substantially equal installments over the 12-month period following the date of termination (or the 24-month period for the CEO);

•

provided that the participant is eligible for COBRA continuation coverage and timely elects such coverage, for a period of 18 months following the date of termination (or 24 months for the CEO), the participant will continue to be covered by the same or substantially equivalent coverage applicable to the participant immediately prior to the date of termination and the Company will, at its option, pay or reimburse the participant for the full amount the participant is required to pay for the participant and his or her dependents to effect and continue such coverage; and

•	the Outplacement Services.

Upon a participant’s termination of employment for any reason (pursuant to an Eligible Termination or otherwise), all outstanding equity awards held by the participant will be treated in accordance with the applicable award agreements and the Incentive Plan. Further, the Severance Plan provides for a two-year post-employment non-compete and non-solicit, as well as other customary restrictive covenants.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Severance Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.	Financial Statement and Exhibits.

Exhibit Number	Description

10.1	Janus International Group, Inc. Executive Severance and Change in Control Plan

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2023

JANUS INTERNATIONAL GROUP, INC.

By:	/s/ Anselm Wong
Name:	Anselm Wong
Title:	Chief Financial Officer